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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Neose Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-97593, No. 333-73340, No. 333-47718, No. 333-88913, No.
333-35283 and No. 333-01410) and the Registration Statement on Form S-3 (No. 333-83925) of Neose Technologies, Inc. of our report dated February 19, 2003, with respect to the balance sheet of Neose Technologies, Inc. as of December 31, 2002, and the related statements of operations, stockholders' equity and comprehensive loss and cash flows for the year then ended and for the period from January 17, 1989 (inception) through December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Neose Technologies, Inc.

The financial statements of Neose Technologies, Inc. as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001 and for the period from January 17, 1989 (inception) through December 31, 2002, to the extent related to the period from January 17, 1989 (inception) through December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 25, 2002. Our opinion on the statements of operations, stockholders' equity and comprehensive loss, and cash flows, insofar as it relates to the amounts included for the period from January 17, 1989 (inception) through December 31, 2001, is based solely on the report of other auditors.

/s/ KPMG LLP


Philadelphia, Pennsylvania
March 17, 2003